Exhibit 99.1

News Release

Contact: Mike Majors	•	3700 S. Stonebridge Drive	•	NYSE Symbol: TMK
972-569-3627		McKinney, Texas 75070

TORCHMARK CORPORATION REPORTS

FIRST QUARTER 2009 RESULTS

McKinney, TX, April 22, 2009–Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended March 31, 2009, net income was $.91 per share (after a charge of $.49 per share for impairment of invested assets) compared with $1.29 per share for the year-ago quarter. Net operating income for the quarter was $1.49 per share, a 4% per share increase compared with $1.43 per share for the year-ago quarter.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended March 31,		% Chg.	Quarter Ended March 31,		% Chg.
	2009	2008		2009	2008
Insurance underwriting income*	$1.35	$1.31	3	$113.2	$120.2	(6)
Excess investment income*	0.96	0.91	5	80.2	83.4	(4)
Parent company expense	(0.02)	(0.02)		(1.9)	(1.7)
Income tax	(0.77)	(0.75)	3	(64.6)	(68.5)	(6)
Stock option expense, net of tax	(0.02)	(0.02)		(1.6)	(1.6)

Net operating income	$1.49	$1.43	4	$125.3	$131.8	(5)

Reconciling items, net of tax:
Realized losses on investments	(0.49)	(0.05)		(41.0)	(4.5)
Realized losses on company occupied property	—	(0.01)		—	(1.4)
Medicare Part D adjustment	(0.13)	(0.09)		(10.7)	(8.6)
Tax settlements	0.04	—		3.2	—
Net proceeds from legal settlements	—	0.01		—	0.9

Net income	$0.91	$1.29		$76.7	$118.2

Weighted average diluted shares outstanding (000)	83,875	91,877

*	See definitions in the discussions below and in the Torchmark 2008 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the first quarter 2009 with first quarter 2008:

Life insurance accounted for 73% of the Company’s insurance underwriting margin for the quarter and 60% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 27% of Torchmark’s insurance underwriting margin for the quarter and 33% of total premium revenue. Medicare Part D accounted for 3% of insurance underwriting margin and 7% of total premium revenue.

Net sales of life insurance increased 11%, while health sales, excluding Part D, fell 51%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended March 31, 2009	Quarter Ended March 31, 2008	% Change
Life insurance	$412.7	$402.9	2
Health insurance – excluding Medicare Part D	224.0	253.1	(11)
Health – Medicare Part D	45.9	46.6	(2)
Annuity	2.4	4.0	(40)

Total	$685.1	$706.6	(3)

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended March 31, 2009	% of Premium	Quarter Ended March 31, 2008	% of Premium	% Chg.
Insurance underwriting margins:
Life	$110.5	27	$107.6	27	3
Health	40.8	18	45.5	18	(10)
Health – Medicare Part D	4.8	11	4.9	11
Annuity	(4.1)		1.1

	$152.0		$159.1		(4)
Other income	0.7		0.8
Administrative expenses	(39.4)		(39.8)		(1)

Insurance underwriting income	$113.2		$120.2		(6)
Per share	$1.35		$1.31		3

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($47 million) on premium revenue of $141 million. Life premiums of $123 million were up 7% and life insurance underwriting margin of $41 million was up 8%. As a percentage of life premium, life underwriting margin was 33%, up from 32% and the highest of the major life distribution channels at Torchmark. Producing agents grew to 3,506, up 34% from a year ago, and up 14% during the quarter. Net life sales were $28 million, up 13%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($35 million), on premium revenue of $147 million. Life premiums of $135 million were up 5%, and the life underwriting margin of $33 million was up 8%. As a percentage of life premium, life underwriting margin was 24%, same as a year ago. Net life sales were $34 million, up 12%.

LNL Agency (which now includes UA Branch Office Agency premiums and underwriting margin) was Torchmark’s third leading contributor to total underwriting margin ($34 million), on premium revenue of $181 million. Life premiums of $75 million were down 2% and life underwriting margin of $17 million was down 8%. As a percentage of life premium, life underwriting margin was 22%, down from 24%.

LNL Agency was Torchmark’s leading contributor to health underwriting margin ($17 million), on health premium of $106 million. Health underwriting margin as a percentage of premium was 16%, down from 17%.

Sales data and agent counts are still presented separately for the LNL and UA Branch Office Agencies. LNL Agency producing agents grew to 3,563, up 27% from a year ago, and up 6% during the quarter. Net life sales for the LNL Agency were $13 million, up 27%. UA Branch Office Agency producing agents fell to 1,567, down 41% from a year ago and down 5% during the quarter. Net health sales for UA Branch Office Agency were $6 million, down 74%.

UA Independent Agency was Torchmark’s second leading contributor to health underwriting margin ($15 million), on health premium of $88 million. Health underwriting margin as a percentage of premium was 17%, up from 16%. Net health sales were $7 million, down 26%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agencies. First quarter premium revenue was $46 million compared with $47 million in the year-ago quarter. Underwriting margin for the first quarter 2009 was $5 million, same as the year-ago quarter.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Torchmark Annuities consist of variable and fixed annuity contracts. The total underwriting loss for annuities in the first quarter 2009 was $4.1 million compared to a $1.1 million gain for the year-ago quarter. The underwriting loss is due primarily to the effect of declining equity markets on variable annuity account values. The variable annuity business is Torchmark’s only business where margins are significantly impacted by changes in equity markets.

Administrative Expenses were $39 million, down 1% from the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the first quarter 2009 with the first quarter 2008:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended March 31, (dollars in millions, except per share data)
	2009	2008	% Change
Net investment income	$169.0	$166.8	1

Required interest:
Interest credited on net policy liabilities	(73.2)	(67.3)	9
Interest on debt	(15.6)	(16.1)	(3)

Total required interest	(88.8)	(83.4)	6

Excess investment income	$80.2	$83.4	(4)
Per share	$0.96	$0.91	5

In the current year quarter, net investment income increased 1% while average invested assets increased 3%. The lower percentage increase in income occurred because more cash was held in the first quarter of 2009 than in the year-ago quarter and the yield on short-term investments was less than 1% compared to 3% in the year-ago quarter. Interest credited on net policy liabilities increased 9% along with a 6% increase in the related liabilities. Interest on debt declined 3% due to a lower average rate on short-term debt.

Investment Portfolio

The composition of the investment portfolio at March 31, 2009 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$9,569	93%
Equities	17	—
Mortgage loans	17	—
Investment real estate	2	—
Policy loans	364	4%
Other long-term investments	40	—
Short-term investments	292	3%

Total	$10,300	100%

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$6,583	$856	$7,439
Redeemable preferred stock*:
U.S.	1,063	300	1,363
Foreign	83	31	114
Municipal	261	—	261
Government-sponsored enterprises	182	—	182
Government and agencies	24	—	24
Residential mortgage-backed securities	22	—	22
Commercial mortgage-backed securities	16	—	16
Collateralized debt obligations	30	79	109
Other asset-backed securities	39	—	39

Total	$8,303	$1,266	$9,569

* Torchmark’s redeemable preferred stock portfolio does not include any perpetual preferreds.

The market value of Torchmark’s fixed maturity portfolio was $7.3 billion; $2.2 billion lower than amortized cost of $9.6 billion. The $2.2 billion of net unrealized losses compares to $1.8 billion at December 31, 2008. Management believes the unrealized losses are due primarily to general economic conditions. Due to its strong liquidity position, Torchmark does not intend to sell the securities and plans to hold these investments to maturity.

Below investment grade bonds, at amortized cost, were $1.3 billion, or 13%, of fixed maturities, compared to $712 million, or 7.4%, at 12/31/08. The increase in below investment grade bonds is due to rating agency downgrades of bonds that were previously investment grade.

The fixed maturity portfolio earned an annual effective yield of 6.97% during the first quarter of 2009, same as the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $230 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended March 31,
	2009	2008
Average annual effective yield	7.7%	7.2%
Average rating	A-	A-
Average life (in years) to:
First call	25	22
Maturity	26	35

Realized Capital Losses on Investments—during the quarter ended March 31, 2009:

In April 2009, the FASB issued Staff Positions FAS 157-4, FAS 115-2 and FAS 124-2, and FAS 107-1 and APB 28-1. While these Staff Positions are effective for interim and annual periods ending after June 15, 2009, management elected to early adopt them for the period ended March 31, 2009, as permitted.

FSP FAS 157-4 provides guidance for determining fair value of securities for which there is no active market or when price inputs indicate a non-orderly transaction. This requires management to estimate how much a particular security in a distressed market would be sold for in an orderly transaction as of the date of the financial statements under then-current conditions.

FSP FAS 115-2 and FAS 124-2 addresses recognition and financial statement presentation of other-than-temporary impairments. This statement provides guidance for allocation of charges for other-than-temporary impairments between earnings and other comprehensive income. The statement also revises subsequent accounting for other-than-temporary impairments and expands required disclosure.

FSP FAS 107-1 and APB 28-1 amends previous guidance to require interim disclosures regarding fair value of all financial instruments, whether or not recognized on the balance sheet.

Torchmark recognized a $52 million other-than-temporary impairment for the quarter ended March 31, 2009, of which $46 million was recorded in earnings ($41 million after tax) and $6 million ($4 million after tax) was recorded in other comprehensive income in accordance with the new pronouncements described above.

The impairments include $30 million on collateralized debt obligations ($24 million charged pre-tax to earnings and $6 million charged to other comprehensive income). The remaining pre-tax charge to earnings of $22 million was attributable to other corporate bonds.

The after-tax charge to earnings for other-than-temporary impairments would have been $5 million higher if determined under the previous accounting guidance. Also, the fair value of the fixed maturity portfolio at March 31, 2009 would have been $27 million less under the previous guidance.

PRIOR YEAR TAX SETTLEMENT

Tax benefits of $3 million (net of tax) were recognized as a result of resolution of IRS examinations for tax years 2005 through 2007.

SHARE REPURCHASE – during the quarter ended March 31, 2009:

Torchmark’s ongoing share repurchase program resulted in the repurchase during the quarter of 2.1 million shares of Torchmark Corporation common stock at a total cost of $47 million at an average price per share of $22.78. In light of current economic conditions, management has temporarily discontinued the share repurchase program.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Less than 1% of revenue arises from asset accumulation products where margins are significantly impacted by changes in the equity markets. Capital at the insurance companies continues to be sufficient to support current operations.

UPDATED EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2009:

Torchmark projects that for the year ending December 31, 2009, net operating income per share will range from $6.00 to $6.15, assuming no more share repurchases for the remainder of the year.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

Note: Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2008, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its first quarter 2009 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, April 23, 2009. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Director, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone:
972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com